Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Intelligent Systems Corporation

Norcross, Georgia

We hereby consent to the incorporation by reference of our report dated March 16, 2020, relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Intelligent Systems Corporation and Subsidiaries (the “Company”) appearing in the Company’s annual report on Form 10-K for the year ended December 31, 2019, into this Registration Statement on Form S-8 relating to the Intelligent Systems Corporation 2020 Non-Employee Directors’ Stock Incentive Plan.

S/Nichols, Cauley & Associates, LLC

August 7, 2020

Atlanta, Georgia